Exhibit 99.1

KODIAK OIL & GAS CORP. PROVIDES INTERIM CORPORATE UPDATE

THREE FORKS AND BAKKEN TESTS DEMONSTRATE PRODUCTIVE POTENTIAL IN KOALA PROJECT

REVOLVER BORROWING BASE INCREASED TO $75 MILLION

DENVER — April 19, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today provided an interim corporate update.

Interim Operations Update

Kodiak currently operates a two-rig-drilling program in the Williston Basin and anticipates taking delivery of a third rig within the next two weeks.  The Company is currently negotiating to contract a fourth rig for delivery in the fourth quarter of 2011.  Additionally, Kodiak controls a 40% to 50% working interest in wells being drilled by a non-operated drilling rig as part of its Dunn County, N.D. area of mutual interest with ExxonMobil.

Bakken/Three Forks Development: McKenzie County, N.D. (37,000 gross and 27,000 net acres)

Bakken producer records initial production (IP) rate of 3,042 BOE/d

The Koala #9-5-6-5H well [Kodiak operated — 95% working interest (WI) /78% net revenue interest (NRI)], an 8,967-foot horizontal lateral, was successfully completed in 24 stages in the middle Bakken Formation.  During a 24-hour period, the well recorded production of 2,526 barrels of oil (BO) and 3.10 million cubic feet of natural gas (MMcf), or 3,042 barrels of oil equivalent (BOE).  Kodiak completed the 24-hour production test utilizing an average 38/64” choke with average flowing casing pressure of 1,800 psi.  Since coming online, the well had cumulative production of 7,340 BO and 7.5 MMcf, or 8,590 BOE in the first five days of production while continuing to recover frac load during well flowback.

Three Forks producer records IP rate of 2,327 BOE/d

The first well completed on the pad, the Koala #9-5-6-12H3[Kodiak operated — 95% WI/78% NRI], a 9,171-foot horizontal lateral, was successfully completed in 22 stages in the Three Forks Formation.  During a 24-hour period, the well recorded production of 1,919 BO and 2.45 MMcf, or 2,327 BOE.  Kodiak completed the 24-hour production test utilizing a 36/64” choke with average flowing casing pressure of 1,400 psi.  Since coming online, the well had cumulative production of 8,251 BO and 10.57 MMcf, or 10,012 BOE in the first nine days of production while recovering the frac load during well flowback.   Koala #9-5-6-12H3 production was temporarily curtailed due to surface facility constraints while completion work on the second well on the pad, the Koala #9-5-6-5H, was completed.

The Three Forks well, the Koala #9-5-6-12H3, was drilled 700 feet from the Bakken well, the Koala #9-5-6-5H, in an ongoing effort to evaluate communication between the middle Bakken and the Three Forks Formation.  By successfully completing the Koala #9-5-6-12H3 well, Kodiak now demonstrates the productive potential of the Three Forks Formation as an oil-prone reservoir system on this part of its McKenzie County core operating area.

The Company currently has one well, the Koala #3-2-11-14H, awaiting completion in McKenzie County as part of a two-well pad, and is drilling ahead on the Koala #3-2-11-13H well [both Kodiak operated — 50% WI/41% NRI].  These two well bores are being drilled approximately 1,300 feet apart in the middle Bakken in an effort to test well bore density within the drilling unit.  These wells are projected to be completed in the second quarter 2011.  Once the well is down, the rig will be moved to drill the Koala #2-25-36-15H [Kodiak operated — 66% WI/53% NRI], the first well of a two-well pad.

Bakken/Three Forks Development: Dunn County, N.D. (56,000 gross and 34,000 net acres)

Drilling and Completion Activity

Kodiak currently has two gross wells (1.0 net) which are expected to be completed in the second quarter 2011.  Additionally, Kodiak has drilled and is awaiting completion of three gross wells (1.95 net wells) off of an existing four-well pad, and is currently drilling the final well from the pad, the Skunk Creek (SC) #2-24-25-16H [Kodiak operated — 97% WI/79% NRI].  Completion operations are projected to commence on this four-well pad in the third quarter 2011.   Once drilling is completed on the four-well pad, the rig will move to the SC #12-10-11-9H well [Kodiak operated — 97% WI/79% NRI], the first of a two-well pad.

On its non-operated portion of lands in Dunn County, Kodiak has participated in the drilling of two gross wells (1.0 net well) that are currently waiting on completion.  Two additional wells are currently being drilled from a two-well pad in which Kodiak has a 50% and 44% WI (41% and 36% NRI).

In conjunction with its first quarter 2011 operational and financial results news release expected to be issued after the close of trading on May 5, 2011, the Company intends to furnish a comprehensive operations update, including its per-well tabular data that includes working interest, net revenue interest, lateral length and 30/60/90/180 and 360-day production rates.

Dedicated Fracture Stimulation Team

The Company has formally executed a two-year agreement with its pressure-pumping service company whereby Kodiak will have a dedicated crew for 14 days per month, reconciled on a quarterly basis, commencing in the third quarter 2011.

Management Comment

Commenting on ongoing operations, Kodiak’s President and CEO Lynn A. Peterson said:  “Our drilling and completion operations in both McKenzie and Dunn counties continue to move forward.  We are very pleased with the results from the two-well pad in McKenzie County, our first two operated wells in this area.  The well results are important in that we have now demonstrated the productive potential in the Koala project area for both the middle Bakken and Three Forks Formations.  Equally important is that we have drilled these high-working-interest wells in a manner that will allow us to evaluate communication between the two formations, as we obtain additional production history.

“The execution of a formal agreement with our pumping service company should provide continued improvement in the timing of our well completions.  Utilization of pad drilling allows for successive completions improving our efficiencies through reduced time for equipment mobilization and demobilization between wells.    We look forward to expanding this agreement to include more days as we move into the second half of the year and bring our fourth drilling rig under contract.”

Borrowing Base Re-determined at $75 Million

Kodiak also today announced that is has completed its semi-annual re-determination of its borrowing base under its $200 million senior secured revolving line of credit facility with Wells Fargo Bank, N.A.  As a result, the Company’s borrowing base has been increased to $75 million from the previously available $50 million.  There are currently no borrowings under the facility and Kodiak is in compliance with the financial covenants under the credit facility.

“The increase in our borrowing base is reflective of our continued success in the Williston Basin,” said James Henderson, Kodiak’s Chief Financial Officer.  “Our cash balances, operating cash flow and expanded revolving line of credit provide the Company with liquidity and balance sheet flexibility as we execute on growth-oriented development drilling in 2011 and into 2012.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to: explorationand development plans; drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled; the potential for improvement in the timing of completion activities as a result of a dedicated fracture stimulation team; the number, mobilization, intended use and current planned future location of our rigs; spudding activities; the amount and allocation of the Company’s anticipated capital expenditures and the timing and success of such programs; the independent nature of the Three Forks and Middle Bakken reservoirs; the commercial prospects of the Three Forks Formation, and the amount and sufficiency of future sources of liquidity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11